Filed in the Office of	Business Number
Barbara K. Cegavske	C19725-1998
	Filing Number
	20190108447
Secretary	Filed On
State Of Nevada	8/20/2019 11:27:00 AM
	Number of Pages
	3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

PCT LTD

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Certificate of Designation for Series B Convertible Preferred Stock is attached.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature], President, Chairman

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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CERTIFICATE OF DESIGNATION
of
SERIES B CONVERTIBLE PREFERRED STOCK
of
PCT LTD

Establishing the
Voting Powers, Designations, Preferences, Limitations,
Restrictions, and Relative Rights of

Pursuant to NRS 78.195 of the
Laws of the State of Nevada

The rights, preferences, restrictions and other matters relating to the Series B Convertible Preferred Stock are as follows:

Section 1. Designation and Amount. There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the "Series B – Super Voting Convertible Preferred Stock" ("Series B Preferred Stock") and the number of shares constituting such class shall be 1,000,000.

Section II. Voting Rights. Holders of the Series B Preferred Stock shall be entitled to cast five hundred (500) votes for each share held of the Series B Preferred Stock on all matters presented to the stockholders of the Corporation for stockholder vote which shall vote along with holders of the Corporation's Common Stock on such matters.

Section III. Redemption Rights. The Series B Preferred Stock shall be redeemed by the Corporation upon the successful receipt by the Corporation of at least $1,000,000 in equity capital following the issuance of the Series B Preferred Stock.

Section IV. Conversion Rights. The Series B Preferred Stock is **not** convertible into shares of Common Stock of the Corporation.

Section V. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the Holders of the Series B Preferred Stock which is entitled, other than solely by law, to vote with respect to the matter, and which Preferred Stock represents at least a majority of the voting power of the then outstanding shares of such Series B Preferred Stock:

(a) sell, convey, or otherwise dispose of or encumber all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Corporation is disposed of;

(b) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares;

(c) increase or decrease (other than by redemption or conversion) the total number of authorized shares of preferred stock;

(d) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security (i) having a preference over, or being on a parity with, the Series B Preferred Stock with respect to dividends or upon liquidation, or (ii) having rights similar to any of the rights of the Series B Preferred Stock; or

(e) amend the Corporation's Articles of Incorporation or bylaws

Section VI. Other Rights. Except as otherwise stated herein, there are no other rights, privileges, or preferences attendant or relating to in any way the Series B Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, other conversion, other redemption, participation, or anti-dilution rights or preferences.

Section VII. Definitions. As used in herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

"Common Stock" means any and all shares of the Corporation's $0.001 par value common stock.

"Corporation" means PCT LTD, a Nevada corporation, and its successors.

"Series B Preferred Stock" has the meaning ascribed to it in Section I hereof.

"Holder" means a holder of a share or shares of Series B Preferred Stock as reflected in the stock books of the Corporation.

In WITNESS WHEREOF, the undersigned hereby declares and certifies that this Certificate of Designation is executed on behalf of the Company as of this 13th day of August, 2019.

Company:
PCT LTD

By:____________________________
F. Jody Read, CEO